Exhibit 23.2

Consent of Independent Valuation Advisor

We hereby consent to the reference to our name (including under the heading “Experts”) and the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Investments” in the Registration Statement on Form S-11/A of Blackstone Real Estate Income Trust, Inc. and in the prospectus included therein.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
New York, New York

August 30, 2016